Exhibit 5.1

Fish & Richardson P.C.

225 Franklin Street

Boston, MA 02110

December 28, 2006

LeCroy Corporation

700 Chestnut Ridge Road

Chestnut Ridge, NY 10977

Re:	Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for LeCroy Corporation, a Delaware corporation (the “Company”), in connection with the Company's Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on December 27, 2006 (the “Registration Statement”).

The Registration Statement effects the registration of $72,000,000 of 4.00% Convertible Senior Notes due 2026 (the “Notes”) and the 4,948,452 shares of the Company’s common stock, $0.01 par value per share, issuable upon conversion of the Notes (the “Shares”) as set forth in the October 5, 2006 Offering Circular (the “Offering Circular”).

We have reviewed the corporate proceedings of the Company with respect to the issuance of the Notes and the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We further assume, without investigation, that all Notes have been issued in accordance with the terms of the Offering Circular and that the conversion rate of each of the Shares will be issued in accordance with the terms of the Offering Circular .

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Notes are validly issued, fully paid and nonassessable and Shares, when issued and delivered will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FISH & RICHARDSON P.C.